Exhibit 3.1

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TuanChe Limited

(Adopted by way of special resolutions passed on September 29, 2018)

NAME

1.	The name of the Company is TuanChe Limited.

REGISTERED OFFICE

2.	The Registered Office of the Company shall be at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.	The liability of each Member of the Company is limited to the amount from time to time unpaid on such Member's shares.

CURRENCY

5.	Shares in the Company shall be issued in the currency of the United States of America.

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AUTHORIZED CAPITAL

6.	The authorized share capital of the Company is US$50,000 consisting of 500,000,000 shares of a nominal or par value of US$ 0.0001 each, of which: (i) 294,398,458 are designated as class A ordinary shares of a nominal or par value of US$ 0.0001 each (the “Class A Ordinary Shares”),(ii) 55,260,580 are designated as class B ordinary shares of a nominal or par value of US$ 0.0001 each (the “Class B Ordinary Shares”, collectively with the Class A Ordinary Shares, the “Ordinary Share”), (iii) 19,798,750 are designated as series A preferred shares of a nominal or par value of US$ 0.0001 each (the “Series A Preferred Shares”), (iv)12,428,343 are designated as series B-1 preferred shares of a nominal or par value of US$ 0.0001 each (the “Series B-1 Preferred Shares”),(v) 22,742,215 are designated as series B-2 preferred shares of a nominal or par value of US$ 0.0001 each (the “Series B-2 Preferred Shares”), (vi) 3,427,812 are designated as series C-1 preferred shares of a nominal or par value of US$ 0.0001 each (the “Series C-1 Preferred Shares”), (vii) 33,892,417 are designated as series C-2 preferred shares of a nominal or par value of US$ 0.0001 each (the “Series C-2 Preferred Shares” and together with the Series C-1 Preferred Shares, the “Series C Preferred Shares”), (viii) 18,855,298 are designated as series C+ preferred shares of a nominal or par value of US$ 0.0001 each (the “Series C+ Preferred Shares”), (ix) 7,569,628 are designated as series C-4 preferred shares of a nominal or par value of US$ 0.0001 each (the “Series C-4 Preferred Shares”), (x) 10,046,551 are designated as series D-1 preferred shares of a nominal or par value of US$ 0.0001 each (the “Series D-1 Preferred Shares”), and (xi) 21,579,948 are designated as series D-2 preferred shares of a nominal or par value of US$ 0.0001 each (the “Series D-2 Preferred Shares”, the Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares, the Series C+, the Series C+ Preferred Shares, the Series C-4 Preferred Shares, the Series D-1 Preferred Shares and the Series D-2 Preferred Shares are collectively referred to as the “Preferred Shares”), with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be Preferred or otherwise shall be subject to the powers hereinbefore contained.

EXEMPTED COMPANY

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.	Shares of the Company may be issued as registered shares only. The Company shall not issue shares in bearer form.

DEFINITIONS

9.	The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

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THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TuanChe Limited

(Adopted by way of a special resolution passed on September 29, 2018)

PRELIMINARY

The regulations in Table A in the Schedule to the Law (as defined below) do not apply to the Company.

1.	In these Articles and the Memorandum, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

Affiliate	with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

BVI 1	WW Long Limited, a company organized and existing under the laws of the British Virgin Islands.

BVI 2	Sunzhiyuan Limited, a company organized and existing under the laws of the British Virgin Islands.

BVI 3	Xukanghui Limited, a company organized and existing under the laws of the British Virgin Islands.

BVI 4	Duyixuan Limited, a company organized and existing under the laws of the British Virgin Islands.

BVI 5	First Aqua Inc., a company organized and existing under the laws of the British Virgin Islands.

BVI Companies	BVI 1, BVI 2, BVI 3, BVI 4, and BVI 5.

Beijing Tuanche	Tuanche Internet Information Service (Beijing) Co., Ltd. (团车互联网信息服务(北京)有限公司), a limited liability company organized and existing under the laws of the PRC.

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China Best	China Best Reach Co., Limited, a company organized and existing under the laws of the British Virgin Islands.

Class A Ordinary Shares	class A ordinary shares with the par value of US$0.0001 each in the capital of the Company.

Class B Ordinary Shares	class B ordinary shares with the par value of US$0.0001 each in the capital of the Company.

Companies Law	the Company Law (Revised) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by law for the time being in force.

Control	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

Director	a director, including a sole director, for the time being of the Company and shall include an alternate director.

Dreamsome	Dreamsome Limited, a company organized and existing under the laws of the British Virgin Islands.

ESOP	an equity incentive plan of the Company approved by the Board and the members of the Company with respect to which 38,723,321 Class A Ordinary Shares (as adjusted for share splits and similar events) shall be issued to employees or consultants of the Group Companies pursuant to such plan.

Founders	Wei Wen, Jianchen Sun, Qiuhua Xu, Xingyu Du and Zhiwen Lan.

Group Companies	the Company, the HK Co., the WFOE, Beijing Tuanche and their Subsidiaries.

HK Co.	TuanChe Information Limited, a company organized and existing under the laws of Hong Kong.

IFRS	The International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

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Investors	Series A Investors, Series B-1 Investors, Series B-2 Investors, Series C Investors, Series C+ Investors, Series C-4 Investors, Series D-1 Investors and Series D-2 Investors.

Material Adverse Effect	has the meaning as set forth in the Series D-2 Purchase Agreement.

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.

Ordinary Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote.

Ordinary Shares	Class A Ordinary Shares and Class B Ordinary Shares.

Person or person	any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

PRC Companies	the WFOE, Beijing Tuanche and their Subsidiaries in PRC.

Preferred Shares	preferred shares with the par value of US$0.0001 each in the capital of the Company.

Preferred Share Issue Price	the Series A Preferred Share Issue Price for each Series A Preferred Share, the Series B-1 Preferred Share Issue Price for each Series B-1 Preferred Share, the Series B-2 Preferred Share Issue Price for each Series B-2 Preferred Share, the Series C-1 Preferred Share Issue Price for each Series C-1 Preferred Share, the Series C-2 Preferred Share Issue Price for each Series C-2 Preferred Share, the Series C+ Preferred Share Issue Price for each Series C+ Preferred Share, the Series D-1 Preferred Share Issue Price for each Series D-1 Preferred Share and the Series D-2 Preferred Share Issue Price for each Series D-2 Preferred Share.

Register of Members	the register of Members referred to in these Articles.

resolution of directors

(a)     A resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

(b)     a resolution consented to in writing by all directors or of all members of the committee as the case may be.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Series A Investors	K2 Evergreen Partner L.P. and K2 Partners II L.P..

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Series A Preferred Shares	Preferred Shares designated as series A preferred shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series A Preferred Share Issue Price	US$0.0353558 per Series A Preferred Share, as appropriately adjusted for share dividends, splits, combinations, recapitalizations or similar events with respect to the Series A Preferred Shares.

Series A Shares Purchase Agreement	The Series A Preferred Shares Purchase Agreement dated March 6, 2013 by and among the Company, the BVI Companies, the Founders, Dreamsome, China Best, the Series A Investors and other parties thereto.

Series B-1 Investors	K2 Evergreen Partner L.P. and K2 Partners II L.P.

Series B-1 Preferred Shares	Preferred Shares designated as series B-1 preferred shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series B-1 Preferred Share Issue Price	US$0.0454491 per Series B-1 Preferred Share, as appropriately adjusted for share dividends, splits, combinations, recapitalizations or similar events with respect to the Series B-1 Preferred Shares.

Series B-1 Shares Purchase Agreement	The Subscription Agreement dated September 30, 2013 by and among the Company, the BVI Companies, the Founders, Dreamsome, China Best, the Series A Investors, the Series B-1 Investors and other parties thereto.

Series B-2 Investors	BAI GmbH and K2 Partners II L.P.

Series B-2 Preferred Shares	Preferred Shares designated as series B-2 preferred shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series B-2 Preferred Share Issue Price	US$0.2198555 per Series B-2 Preferred Share, as appropriately adjusted for share dividends, splits, combinations, recapitalizations or similar events with respect to the Series B-2 Preferred Shares.

Series B-2 Shares Purchase Agreement	The Series B-2 Preferred Shares Purchase Agreement dated September 30, 2013 by and among the Company, the BVI Companies, the Founders, Dreamsome, China Best, the Series B-2 Investors and other parties thereto.

Series C Investors	China Equities HK Limited, Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, Highland Entrepreneurs’ Fund 9 Limited Partnership and BAI GmbH.

Series C Preferred Shares	the Series C-1 Preferred Shares and the Series C-2 Preferred Shares.

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Series C Preferred Share Issue Price	with respect to each Series C-1 Preferred Share, the Series C-1 Preferred Share Issue Price, and with respect to each Series C-2 Preferred Share, the Series C-2 Preferred Share Issue Price.

Series C Shares Purchase Agreement	The Series C Preferred Shares Purchase Agreement dated August 5, 2014 by and among the Company, the BVI Companies, the Founders, Dreamsome, China Best, certain Series C Investors and other parties thereto.

Series C-1 Preferred Shares	Preferred Shares designated as series C-1 preferred shares with par value of US$ 0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series C-1 Preferred Share Issue Price	US$0.58346253 per Series C-1 Preferred Share, as appropriately adjusted for share dividends, splits, combinations, recapitalizations or similar events with respect to the Series C-1 Preferred Shares.

Series C-2 Preferred Shares	Preferred Shares designated as series C-2 preferred shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series C-2 Preferred Share Issue Price	US$0.6482917 per Series C-2 Preferred Share, as appropriately adjusted for share dividends, splits, combinations, recapitalizations or similar events with respect to the Series C-2 Preferred Shares.

Series C+ Investors	K2 Partners III Limited, K2 Family Partners Limited, BAI GmbH, AlphaX Partners Fund I, L.P., Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, Highland Entrepreneurs’ Fund 9 Limited Partnership and PUHUA GROUP LTD.

Series C+ Preferred Shares	Preferred Shares designated as series C+ preferred shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series C+ Preferred Share Issue Price	US$0.68946138 per Series C+ Preferred Share, as appropriately adjusted for share dividends, splits, combinations, recapitalizations or similar events with respect to the Series C+ Preferred Shares.

Series C+ Shares Purchase Agreement	The Series C+ Preferred Shares Purchase Agreement dated June 16, 2017 by and among the Company, the BVI Companies, the Founders, Dreamsome, China Best, the Series C+ Investors and other parties thereto.

Series C-4 Investors	AlphaX Partners Fund I, L.P., Hongtao Investment-I Ltd, K2 Partners III Limited and K2 Family Partners Limited.

Series C-4 Preferred Shares	Preferred Shares designated as series C-4 preferred shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series C-4 Preferred Share Issue Price	US$0.8322734 per Series C-4 Preferred Share, as appropriately adjusted for share dividends, splits, combinations, recapitalizations or similar events with respect to the Series C-4 Preferred Shares.

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Series C-4 Shares Purchase Agreement	The Series C-4 Preferred Shares Purchase Agreement dated June 13, 2018 by and among the Company, the BVI Companies, the Founders, Dreamsome, China Best, the Series C-4 Investors and other parties thereto.

Series D Preferred Shares	Series D-1 Preferred Shares and Series D-2 Preferred Shares.

Series D-1 Investors	HONOUR DEPOT LIMITED and ACEE Capital Ltd.

Series D-1 Preferred Shares	Preferred Shares designated as series D-1 preferred shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series D-1 Preferred Share Issue Price	US$2.3241808 per Series D-1 Preferred Share, as appropriately adjusted for share dividends, splits, combinations, recapitalizations or similar events with respect to the Series D-1 Preferred Shares.

Series D-1 Shares Purchase Agreement	The Series D-1 Preferred Shares Purchase Agreement dated June 13, 2018 by and among the Company, the BVI Companies, the Founders, Dreamsome, China Best, the Series D-1 Investors and other parties thereto.
Series D-2 Investors	the holder(s) who held the Series D-2 Preferred Shares.

Series D-2 Preferred Shares	Preferred Shares designated as series D-2 preferred shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series D-2 Preferred Share Issue Price	US$2.4235462 per Series D-2 Preferred Share, as appropriately adjusted for share dividends, splits, combinations, recapitalizations or similar events with respect to the Series D-2 Preferred Shares.

Series D-2 Shares Purchase Agreement	the Series D-2 Preferred Shares Purchase Agreements dated July 27, 2018 by and among the Company, the BVI Companies, the Founders, Dreamsome, China Best, Beijing Z-Park Fund Investment Center (Limited Partner) (the “Z-Park Fund”) and other parties thereto.

Special Resolution	subject to Article 41, a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by no less than two thirds (or such greater number as may be specified in these Articles) of the vote cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote.

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Subsidiaries	with respect to a specific Person, (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such Person are owned or Controlled directly or indirectly by the subject Person or through one (1) or more Subsidiaries of the subject Person; (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject Person and are recorded on the books of the subject Person for financial reporting purposes in accordance with the U.S. GAAP or IFRS; or (iii) any Person with respect to which the subject Person has the power to otherwise direct the business and policies of that Person directly or indirectly through another subsidiary.

the Law	the Companies Law of the Cayman Islands and every modification, re-enactment or revision thereof for the time being in force.

the Memorandum	the Memorandum of Association of the Company as originally framed or as from time to time amended.

the Seal	any Seal which has been duly adopted as the Seal of the Company.

these Articles	the Articles of Association as originally framed or as from time to time amended.

U.S. GAAP	the generally accepted accounting principles in the United States of America in effect from time to time

WFOE	Tuanyuan Internet Technology (Beijing) Co., Ltd., a limited liability company organized and existing under the laws of the PRC, as the wholly-owned subsidiary of the HK Co.

2.	“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

3.	Save as aforesaid any words or expressions defined in the Law shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.	A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.	Register of Members

The Board of Directors of the Company (the “Board”) shall cause to be kept in one or more books a Register of Members which may be kept within or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

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(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;
(b)	the date on which each person was entered in the Register of Members; and
(c)	the date on which any person ceased to be a Member.
8.	Registered Holder Absolute Owner

8.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.
8.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

SHARES, AUTHORIZED CAPITAL, CAPITAL

9.	Subject to the provisions of these Articles, any resolution of the Members and any agreement which is binding on the Company to the contrary, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine provided that no share shall be issued at a discount except in accordance with the Law.

10.	Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

11.	Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of thereof and the excess constitutes share premium.

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12.	A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.	The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.	Shares may be issued as registered shares only. The Company shall not issue shares in bearer form.

15.	Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the directors, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.	Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Law and the Company be and is hereby authorised to make payment out of capital in connection therewith.

17.	Subject to provisions to the contrary in

(a)	the Memorandum or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the subscription agreement for the issue of the shares,

The Company may not purchase or redeem its own shares without the consent of members whose shares are to be purchased or redeemed.

18.	No purchase or redemption of shares out of capital shall be made unless the directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Law.

19.	Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

TRANSFER OF SHARES

20.	Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

21.	The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the Register of Members.

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22.	Subject to any limitations in the Memorandum, these Articles and any agreements entered into between the Company and the members, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the Register of Members the name of the transferee of the share; provided that, the directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the directors refuse to register a transfer they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

23.	If at any time the authorized capital is designated into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least fifty percent (50%)of the issued shares of that class or series, which may be affected by such variation.

24.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

TRANSMISSION OF SHARES

25.	The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three regulations.

26.	The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

27.	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

28.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

29.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

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REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

30.	Subject to the Law, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

31.	Subject to the Law, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

32.	For the avoidance of doubt it is declared that Article 31(a) and (b) above do not apply if at any time the shares of the Company have no par value.

33.	Subject to the Law, the Company may from time to time by Special Resolution reduce its share capital in any way or, subject to Article 133, alter any conditions of its Memorandum of Association relating to share capital.

34.	Subject to Article 9, the Memorandum and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Preferred Share. The holders of Ordinary Shares, subject to provisions of these Articles, shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles.

CONVERSION OF SHARES

35.	Conversion Rights. Unless converted earlier pursuant to Article 36 below, each holder of Preferred Shares and Class B Ordinary Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares and Class B Ordinary Shares into Class A Ordinary Shares at any time.

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The conversion rate for each Preferred Share shall be determined by dividing the applicable Preferred Share Issue Price by the applicable conversion price then in effect at the date of the conversion. The initial conversion price for each Preferred Share will be the applicable Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), each of which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (each, a “Preferred Share Conversion Price”). The conversion rate for Class B Ordinary Shares shall be 1-to-1, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise, provided herein.

Nothing in this Article 35 shall limit the automatic conversion rights of Preferred Shares described in Article 36A below and nothing in this Article 35 shall limit the automatic conversion of Class B Ordinary Shares described in Article 36B below.

36A.	Automatic Conversion. Each Preferred Share shall automatically be converted into Class A Ordinary Shares, at the then applicable Preferred Share Conversion Price (i) upon the closing of an underwritten public offering of the Class A Ordinary Shares of the Company in the United States, that has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or in a similar public offering of the Class A Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Class A Ordinary Shares trading publicly on a recognized international securities exchange (an “Initial Public Offering”) or in the event that a majority of the issued and outstanding share capital of the Company or a majority of the voting power of the Company is acquired by a listed company of the aforementioned securities exchanges via issuance of new stocks whereby the Control of such listed company is acquired by the Company (a “Listed Company’s Acquisition”); provided that such offering in terms of regulatory approval is reasonably equivalent to the aforementioned public offering in the United States and such offering or acquisition is subject to the prior written approval of the holders of Preferred Shares, provided that the Preferred Share Conversion Price for Series D Preferred Shares shall be adjusted in accordance with Article 39(j) immediately prior to such Initial Public Offering or Listed Company’s Acquisition, if applicable, or(ii) with respect to the Series A Preferred Shares and Series B-1 Preferred Shares, upon the prior written approval of the holders of the shares carrying at least a majority of the voting power of the then outstanding Series A Preferred Shares and Series B-1 Preferred Shares; with respect to Series B-2 Preferred Shares, upon the prior written approval of the holders of at least a majority of the then outstanding Series B-2 Preferred Shares; with respect to Series C Preferred Shares, upon the prior written approval of the holders of the shares carrying at least a majority of the voting power of the then outstanding Series C Preferred Shares; with respect to Series C+ Preferred Shares, upon the prior written approval of the holders of at least a majority of the then outstanding Series C+ Preferred Shares; with respect to Series C-4 Preferred Shares, upon the prior written approval of the holders of the shares carrying at least a majority of the voting power of the then outstanding Series C-4 Preferred Shares; and with respect to Series D Preferred Shares, upon the prior written approval of the holders of the shares carrying at least a majority of the voting power of the then outstanding Series D Preferred Shares. In the event of the automatic conversion of the Preferred Shares upon an Initial Public Offering or Listed Company’s Acquisition as aforesaid, the person(s) entitled to receive the Class A Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Initial Public Offering or Listed Company’s Acquisition (as applicable).

36B.	Automatic Conversion of Class B Ordinary Shares. Each Class B Ordinary Share shall automatically be converted into Class A Ordinary Shares, at the then applicable conversion rate with respect to the Class A Ordinary Shares (i) upon the prior written approval of the holders of the shares carrying at least a majority of the voting power of the then outstanding Class B Ordinary Shares; or (ii) upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by the holder thereof or an Affiliate or such holder to any person who is not an Affiliate of such holder, such Class B Ordinary Share shall be automatically and immediately converted into one Class A Ordinary Share. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register of Members; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares.

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37.	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares, and in lieu of any fractional share to which the holder would otherwise be entitled after first aggregating all fractional shares that such holder would otherwise receive, the Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price. Before any holder of Preferred Shares and/or Class B Ordinary Shares shall be entitled to convert the same into full Class A Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Preferred Shares and/or Class B Ordinary Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares and/or Class B Ordinary Shares a certificate or certificates for the number of Class A Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Class A Ordinary Shares, if any. Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Preferred Shares and/or Class B Ordinary Shares to be converted, and the person or persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Class A Ordinary Shares. The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Class A Ordinary Shares.

38.	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares and/or Class B Ordinary Shares such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares and/or Class B Ordinary Shares, and if at any time the number of authorized but unissued Class A Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares and/or Class B Ordinary Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares and/or Class B Ordinary Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO PREFERRED SHARE CONVERSION PRICE

39.	(a)	Special Definitions. For purposes of this Article 39, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Original Issue Date” for each class or series of Preferred Shares shall mean the date on which the first Preferred Share of such class or series was issued.

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(iii)	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, but excluding Options.

(iv)	“Additional Ordinary Shares” for each class or series of Preferred Shares shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 39(c), deemed to be issued) by the Company after the Original Issue Date of such class or series, other than:

(A)	any Class A Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans;

(B)	any shares of Preferred Shares issued under the Series D-2 Shares Purchase Agreement, the Series D-1 Shares Purchase Agreement, Series C-4 Shares Purchase Agreement, Series C+ Shares Purchase Agreement, Series C Shares Purchase Agreement, the Series B-2 Shares Purchase Agreement, the Series B-1 Shares Purchase Agreement and the Series A Shares Purchase Agreement, as such agreements are currently in effect and any Class A Ordinary Shares issued pursuant to the conversion thereof;

(C)	any securities issued in connection with any share split, share dividend or other similar event in which all the holders of the Preferred Shares are entitled to participate on a pro rata basis;

(D)	Class A Ordinary Shares issued upon conversion or exercise of options, warrants, or other securities that are outstanding issued before Original Issue Date;

(E)	any securities issued pursuant to an Initial Public Offering or a Listed Company’s Acquisition;

(b)	No Adjustment to Conversion Price. No adjustment in a Preferred Share Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than such Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance.

(c)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Original Issue Date of a class or series of Preferred Shares shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)	no further adjustment to a Preferred Share Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

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(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, a Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, a Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(iv)	no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Preferred Share Conversion Price to an amount which exceeds the lower of (i) the Preferred Share Conversion Price immediately prior to the original adjustment date, or (ii) the Preferred Share Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)	in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Preferred Share Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

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(d)	Adjustment of Preferred Share Conversion Price upon Issuance of Additional Ordinary Shares below the Preferred Share Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 39 (c)) without consideration or at a subscription price per Ordinary Share (on an as-converted basis) less than the Preferred Share Conversion Price for any class or series of Preferred Shares as in effect on the date of and immediately prior to such issuance, then the Preferred Share Conversion Price for such Preferred Shares shall be reduced, concurrently with such issuance, to a price equal to a price per share (calculated to nearest cent) determined in accordance with the following formula:

CP2=CP1×[(A+B)÷(A+C)]

For purpose of the foregoing formula, the following definitions shall apply:

“CP2” means the applicable Preferred Share Conversion Price in effect for such Preferred Shares immediately after such issue of Additional Ordinary Shares;

“CP1” means the applicable Preferred Share Conversion Price in effect for such Preferred Shares immediately prior to such issue of Additional Ordinary Shares;

“A” means the number of Ordinary Shares Outstanding immediately prior to such issue of Additional Preferred Shares;

“B” means the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1), and;

“C” means the number of such Additional Ordinary Shares issued in such transaction.

For purposes of this Article, the term “Ordinary Shares Outstanding” shall mean and include the following: (1) outstanding Ordinary Shares, (2) Ordinary Shares issuable upon conversion of outstanding Preferred Shares, (3) Ordinary Shares issuable upon exercise of outstanding share options, and (4) Ordinary Shares issuable upon exercise (and, in the case of warrants to purchase Preferred Shares, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(e)	Determination of Consideration. For purposes of this Article 39, the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

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(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 39(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, each Preferred Share Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares each Preferred Share Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 39 with respect to the rights of the holders of the Preferred Shares.

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(h)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)	Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 39 are not strictly applicable, but the failure to make any adjustment to the applicable Preferred Share Conversion Price for the Preferred Shares would not fairly protect the conversion rights of such Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 39, necessary to preserve, without dilution, the conversion rights of the Preferred Shares. If any holder of the then outstanding Preferred Shares shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an accounting firm of international standing and reputation agreeable to the holders of such Preferred Shares, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of such Preferred Shares and shall make the adjustments described therein.

(j)	Special Adjustment for Series D Preferred Shares. Notwithstanding the forgoing,

(A) in the event that the money-valuation of the Company in connection with or immediately prior to Initial Public Offering is less than US$1,000,000,000, then

(a)	the Preferred Share Conversion Price for the Series D-2 Preferred Shares shall be reduced, to a price equal to a price per share (calculated to nearest cent) determined in accordance with the following formula:

CP2=CP1×(B÷A)

For purpose of the foregoing formula, the following definitions shall apply:

“CP2” means the applicable Preferred Share Conversion Price in effect for such Series D-2 Preferred Shares immediately after such adjustment;

“CP1” means the applicable Preferred Share Conversion Price in effect for such Series D-2 Preferred Shares immediately prior to such adjustment;

“B” means (i) 75% of the money-valuation of the Company immediately prior to Initial Public Offering, or (ii) the Post Money-Valuation of Series D-2, whichever is lower. For purpose of this Agreement, the “Post Money-Valuation of Series D-2” means US$ 702,300,000;

“A” means the applicable Post Money-Valuation of Series D-2.

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(b)	the Preferred Share Conversion Price for the Series D-1 Preferred Shares shall be reduced, to a price equal to a price per share (calculated to nearest cent) determined in accordance with the following formula:

CP3=CP2×(US$623,350,000÷US$650,000,000)

For purpose of the foregoing formula, the following definitions shall apply:

“CP3” means the applicable Preferred Share Conversion Price in effect for such Series D-1 Preferred Shares immediately after such adjustment;

(B) in the event that the money-valuation of the Company immediately prior to Initial Public Offering is less than US$600,000,000, then

(a)	the Preferred Share Conversion Price for the Series D-2 Preferred Shares shall be reduced, to a price equal to a price per share (calculated to nearest cent) determined in accordance with the following formula:

CP2=CP1×(C÷A)

For purpose of the foregoing formula, the following definitions shall apply:

“CP2” means the applicable Preferred Share Conversion Price in effect for such Series D-2 Preferred Shares immediately after such adjustment;

“CP1” means the applicable Preferred Share Conversion Price in effect for such Series D-2 Preferred Shares immediately prior to such adjustment;

“C” means 80% of the money-valuation of the Company immediately prior to Initial Public Offering;

“A” means the Post Money-Valuation of Series D-2.

(b)	the Preferred Share Conversion Price for the Series D-1 Preferred Shares shall be reduced, to a price equal to a price per share (calculated to nearest cent) determined in accordance with the following formula:

CP3=CP2×(US$623,350,000÷US$650,000,000)

For purpose of the foregoing formula, the following definitions shall apply:

“CP3” means the applicable Preferred Share Conversion Price in effect for such Series D-1 Preferred Shares immediately after such adjustment;

(k)	No Impairment. The Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 39 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

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(l)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article 39, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Preferred Share Conversion Price for such Preferred Shares at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(m)	Miscellaneous.

(i)	All calculations under this Article 39 shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)	The holders of the shares carrying at least fifty percent (50%) of the voting power of the then outstanding Series A Preferred Shares and Series B-1 Preferred Shares, the holders of the shares carrying at least fifty percent (50%) of the voting power of the then outstanding Series B-2 Preferred Shares, the holders of the shares carrying at least fifty percent (50%) of the voting power of the then outstanding Series C Preferred Shares, the holders of the shares carrying at least fifty percent (50%) of the voting power of the then outstanding Series C+ Preferred Shares and Series C-4 Preferred Shares, or the holders of the shares carrying at least fifty percent (50%) of the voting power of the then outstanding Series D Preferred Shares shall have the right to challenge any determination by the Board of fair value pursuant to this Article 39, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)	No adjustment in the Preferred Share Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0l or more in such conversion price.

VOTING RIGHTS

40.	Each Preferred Share shall carry a number of votes equal to the number of Class A Ordinary Shares then issuable upon its conversion into Class A Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. To the extent that applicable law, the Memorandum and/or these Articles require the Preferred Shares to vote separately as a class with respect to any matters, or with respect to any matters provided in Article 41, the Preferred Shares shall vote separately as a class with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

Each Class B Ordinary Share held by BVI 1 shall carry fifteen (15) votes at any meeting of shareholders.

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PROTECTIVE PROVISIONS

41.	In addition to such other limitations as may be provided in the Memorandum and Articles, for so long as any Preferred Shares are outstanding, the following acts of the Group Companies shall require the prior written approval of (i) the holders of the shares carrying more than fifty percent (50%) of the voting power of the then outstanding Series D Preferred Shares, (ii) the holders of the shares carrying more than fifty percent (50%) of the voting power of the then outstanding Series C+ Preferred Shares and Series C-4 Preferred Shares, (iii) the holders of the shares carrying more than fifty percent (50%) of the voting power of the then outstanding Series C Preferred Shares, (vi) the holders of more than fifty percent (50%) of the then outstanding Series B-2 Preferred Shares, and (v) the holders of the shares carrying more than fifty percent (50%) of the voting power of the then outstanding Series A Preferred Shares and Series B-1 Preferred Shares (voting as separate classes):

(a)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any of the Preferred Shares;
(b)	any action that authorizes, creates or issues any class of shares of the capital of the Company having preferences superior to or on a parity with any of the Preferred Shares or any new issuance of any securities of the Company;
(c)	any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets superior to or on a parity with the preference of any of the Preferred Shares;
(d)	any repurchase or redemption of the equity securities of any Group Company other than pursuant to (i) the contractual rights to repurchase the Ordinary Shares or Preferred Shares from the employees, directors or consultants of any Group Company upon termination of their employment or services pursuant to the stock incentive plan or other equity incentive programs, or (ii) the redemption rights provided under the Company’s Memorandum and Articles of Association or other charter documents of any Group Company;
(e)	any increase, decrease or cancellation of the authorized or issued share capital of any Group Company or any issuance, allotment, or sale of any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the Investors in the Company;
(f)	any amendment, modification or change of the Company’s Memorandum and Articles of Association or other charter documents of any Group Company;
(g)	any dividend or distribution of the profits of the Company by way of dividend (interim or final), capitalization of reserves or otherwise, or any declaration therefor;
(h)	any increase or decrease of the authorized size of the board of directors of any Group Company, or amend the rules of appointing the directors as provided herein, or amend the power of any Director;
(i)	any sale of all or substantially of any of the Group Company’s assets, goodwill, or any material asset or undertaking of any Group Company;
(j)	commencement of any liquidation, dissolution, winding up or termination of any Group Company;
(k)	any merger, consolidation or amalgamation of any Group Company with any other entity or entities or any spin-off, sub-division, or any transaction in which the Control of any Group Company is transferred, or any other transaction of a similar nature or having a similar economic effect as any of the foregoing, or other forms of restructuring of any Group Company;
(l)	the initial public offering of any of the Shares or other equity or debt securities of any Group Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering);
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(m)	any other event which may negatively affect the rights, preferences, privileges or powers of the Investors herein;

provided that, where a Special Resolution or an Ordinary Resolution, as the case may be, is required by applicable statute to approve any of the matters listed above, and such matter has not received consent of the holders of the shares carrying more than fifty percent (50%) of the voting power of the then outstanding Series D Preferred Shares, the holders of the shares carrying more than fifty percent (50%) of the voting power of the then outstanding Series C+ Preferred Shares and Series C-4 Preferred Shares, and the holders of the shares carrying more than fifty percent (50%) of the voting power of the then outstanding Series C Preferred Shares, and the holders of the shares carrying more than fifty percent (50%) of the voting power of the then outstanding Series B-2 Preferred Shares, and the holders of the shares carrying more than fifty percent (50%) of the voting power of the then outstanding Series B-1 Preferred Shares and Series A Preferred Shares (voting as separate classes), then the Shares held by the holders who voted against the Special Resolution or the Ordinary Resolution, as the case may be, shall together carry the number of votes equal to the votes of all members who voted for the resolution plus one.

41A.	In addition to such other limitations as may be provided in the Memorandum and Articles, for so long as any Preferred Shares are outstanding, the following acts of the Group Companies shall require the prior written approval of the Board (including the approval of all Investor Directors):
(a)	ceasing to conduct or carrying on the business of any Group Company substantially as now conducted, or any Group Company entering into any new business lines or changing any part of its business activities;
(b)	deciding on the terms and conditions of the appointment of, and the compensation and salaries payable to, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and President of any Group Company, and any variations to any of such terms, conditions, compensation or salaries (provided that determination of such terms, conditions, compensation or salaries shall also be subject to the board approval);
(c)	any approval of or amendment to or implementation of any stock incentive plan (including the ESOP), or increase the number of shares reserved for any equity incentive plan (including the ESOP);
(d)	any increase in aggregate compensation (including all benefits and bonus) of any of the five most highly compensated employees or officers of any Group Company by more than fifty percent (50%) in a twelve (12) months period;
(e)	any disposing of or licensing to any third party any patent, brand, copyright, trademark or any intellectual property of the Group Company, unless such transaction occurs in the ordinary course of business of the Group Company and on normal commercial terms and has been fully disclosed in writing to the Preferred Shareholders prior to the entering into of such transaction;
(f)	borrowing any money or obtaining any financial facilities except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;
(g)	making any loan or advance or giving any credit to any Person outside the ordinary course of business;
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(h)	any investment in securities (excluding fixed-income securities) in a single transaction or a series of transactions where such investment would in the aggregate exceed US$1,000,000, or any investment in futures or derivatives;
(i)	any incurrence of pledge, lien or charge (whether by way of fixed or floating change, mortgage encumbrance or other security) on all or any of the undertaking, assets or rights of any Group Company except those provided to other Group Companies or for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business in an aggregate amount not to exceed US$1,000,000;
(j)	any incurrence of material transaction outside the ordinary course of business of any Group Company in excess of US$1,000,000 or of any capital expenditure greater than US$1,000,000;
(k)	any action to approve or make adjustments or modifications to terms of transactions between any directors, officers, or shareholders of any Group Company and any Group Company, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of any Group Company;
(l)	the adoption of and significant modifications to the annual budget or business plan of any Group Company;
(m)	any appointment, replacement or removal of the auditor or any alteration of the fiscal or auditing policy of any Group Company, or change the financial year of the Company;
(n)	acquiring or disposing of any investment into any entity (regardless if such investment may be capitalized on the Company’s balance sheet or not), in a single transaction or a series of transactions where such investment would in the aggregate exceed US$1,000,000, or incur any commitment in excess of US$1,000,000 at any time in respect of any one transaction or in excess of US$2,000,000 at any time in related transactions in any financial year of the Company and/or any subsidiary;
(o)	any acquisition or formation of any subsidiary or acquisition of the whole or any substantial part of the undertakings, assets or business of any other company or any entity or any entry into any joint venture or partnership with any other entity or any entry into any merger, consolidation or restructure, in excess of a consideration of more than US$2,000,000;
(p)	any action to enter into any related party transaction or hiring any relative of any Founder by any Group Company; or
(q)	any amendment, extension or termination of the Control Documents (as defined in the Series D-2 Shares Purchase Agreement).

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REDEMPTION

42.	Redemption by the Company. Notwithstanding anything to the contrary herein, but subject to the provision below, (i) if the Company has not consummated an Initial Public Offering or a Listed Company’s Acquisition within three (3) years after the Closing Date as defined in the Series D-2 Shares Purchase Agreement, at any time commencing on the third (3rd) anniversary of such Closing Date (the “Redemption Start Date”), subject to the applicable laws of the Cayman Islands and, if so requested by any holder of the Series D Preferred Shares, Series C-4 Preferred Shares, Series C+ Preferred Shares, the Series C-2 Preferred Shares, the Series C-1 Preferred Shares, the Series B-1 Preferred Shares, the Series A Preferred Shares, the Series B-2 Preferred Shares or China Best (each, a “Redeeming Shareholder”); or (ii) there has occurred any breach or violation by any Seller Party (as defined in the Series D-2 Shares Purchase Agreement) of any covenant or agreement contained in the respective Series D-2 Shares Purchase Agreement entered into by and among any holder of Series D-2 Preferred Shares and other parties named thereto or any other Transaction Document (as defined in such Series D-2 Shares Purchase Agreement) which would be likely to result, individually or in the aggregate, in any Material Adverse Effect, provided further that such breach or violation has not been cured as reasonably required by such holder of the Series D-2 Preferred Shares within six months, and, if so requested by such holder of the Series D-2 Preferred Shares, the Company shall redeem, on the date (the “Redemption Date”) that is the 60th day after the date of the Initiating Redemption Notice (as defined below), the outstanding Preferred Shares held by such holders and Shares held by China Best, in each case that are requested to be redeemed by them pursuant to the notices given to the Company in accordance with Article 43 (the “Redeeming Shares”) out of funds legally available therefor (the “Redemption”), at the price and in accordance with the priority set forth below in this Article 42.

The price at which each Redeeming Share shall be redeemed shall be determined in accordance with the following formulas (the “Redemption Price”):

(a)	The Redemption Price for each Series D Preferred Share redeemed pursuant to this Article 42 shall be one hundred percent (100%) of the applicable Series D Preferred Share Issue Price per share, plus an annual simple rate of ten percent (10%) of such Series D Preferred Share Issue Price from issuance date through the date of the Initiating Redemption Notice, together with any other dividends declared but unpaid thereon;

(b)	The Redemption Price for each Series C-4 Preferred Share redeemed pursuant to this Article 42 shall be one hundred percent (100%) of the applicable Series C-4 Preferred Share Issue Price per share, plus an annual simple rate of ten percent (10%) of such Series C-4 Preferred Share Issue Price from issuance date through the date of the Initiating Redemption Notice, together with any other dividends declared but unpaid thereon;

(c)	The Redemption Price for each Series C+ Preferred Share redeemed pursuant to this Article 42 shall be one hundred percent (100%) of the applicable Series C+ Preferred Share Issue Price per share, plus an annual compound rate of eight percent (8%) of such Series C+ Preferred Share Issue Price from issuance date through the date on which the Redemption Price for such share is fully paid, together with any other dividends declared but unpaid thereon;

(d)	The Redemption Price for each Series C Preferred Share redeemed pursuant to this Article 42 shall be one hundred percent (100%) of the applicable Series C Preferred Share Issue Price per share, plus an annual compound rate of eight percent (8%) of such Series C Preferred Share Issue Price from issuance date through the date on which the Redemption Price for such share is fully paid, together with any other dividends declared but unpaid thereon; and

(e)	The Redemption Price for all other Redeeming Shares redeemed pursuant to this Article 42 shall be determined according to the following formula:

Redemption Price =IP × (1 + 0.1 × N) + D, where

IP =Preferred Share Issue Price;

N = a fraction the numerator of which is the number of calendar days between the date the Redeeming Shareholders acquired their Redeeming Shares (for purposes of this Article 42 and 43, the date China Best acquired its shares shall be March 7, 2013, IP for China Best shall equal to Series A Preferred Share Issue Price) and the date on which the Redemption Price for such Redeeming Shares is fully paid and the denominator of which is 365, and

D = all declared but unpaid dividends on each Redeeming Share up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or

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If the Company does not have sufficient assets or funds legally available on any Redemption Date to redeem all of the Redeeming Shares required to be redeemed,

(i)	such assets and funds which are legally available shall be used to the extent permitted by applicable law towards the payment of the full amount of the aggregate Redemption Price for the Series D Preferred Shares to be redeemed on such date ratably to the holders of such shares in proportion to the full amounts to which they are entitled with respect to the redemption of such Series D Preferred Shares until the aggregate Redemption Price for all such Series D Preferred Shares to be redeemed on such date is paid in full (for clarity, no such Series D Preferred Shares shall be considered redeemed until the entirety of such aggregate Redemption Price for all such Series D Preferred Shares to be redeemed on such date is paid in full, at which point all such Series D Preferred Shares shall be considered redeemed);

(ii)	after full payment of the aggregate Redemption Price of Series D Preferred Shares due on such date, the remaining assets and funds which are legally available shall be used to the extent permitted by applicable law towards the payment of the full amount of the aggregate Redemption Price for the Series C-4 Preferred Shares to be redeemed on such date ratably to the holders of such shares in proportion to the full amounts to which they are entitled with respect to the redemption of such Series C-4 Preferred Shares until the aggregate Redemption Price for all such Series C-4 Preferred Shares to be redeemed on such date is paid in full (for clarity, no such Series C-4 Preferred Shares shall be considered redeemed until the entirety of such aggregate Redemption Price for all such Series C-4 Preferred Shares to be redeemed on such date is paid in full, at which point all such Series C-4 Preferred Shares shall be considered redeemed);

(iii)	after full payment of the aggregate Redemption Price of Series D Preferred Shares and Series C-4 Preferred Shares due on such date, the remaining assets and funds which are legally available shall be used to the extent permitted by applicable law towards the payment of the full amount of the aggregate Redemption Price for the Series C+ Preferred Shares to be redeemed on such date ratably to the holders of such shares in proportion to the full amounts to which they are entitled with respect to the redemption of such Series C+ Preferred Shares until the aggregate Redemption Price for all such Series C+ Preferred Shares to be redeemed on such date is paid in full (for clarity, no such Series C+ Preferred Shares shall be considered redeemed until the entirety of such aggregate Redemption Price for all such Series C+ Preferred Shares to be redeemed on such date is paid in full, at which point all such Series C+ Preferred Shares shall be considered redeemed);

(iv)	after full payment of the aggregate Redemption Price of Series D Preferred Shares, Series C-4 Preferred Shares and Series C+ Preferred Shares due on such date, the remaining assets and funds which are legally available shall be used to the extent permitted by applicable law towards the payment of the full amount of the aggregate Redemption Price for the Series C Preferred Shares to be redeemed on such date ratably to the holders of such shares in proportion to the full amounts to which they are entitled with respect to the redemption of such Series C Preferred Shares until the aggregate Redemption Price for all such Series C Preferred Shares to be redeemed on such date is paid in full (for clarity, no such Series C Preferred Shares shall be considered redeemed until the entirety of such aggregate Redemption Price for all such Series C Preferred Shares to be redeemed on such date is paid in full, at which point all such Series C Preferred Shares shall be considered redeemed);

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(v)	after full payment of the aggregate Redemption Price of Series D Preferred Shares, Series C-4 Preferred Shares, Series C+ Preferred Shares and Series C Preferred Shares due on such date, the remaining assets and funds which are legally available shall be used to the extent permitted by applicable law towards the payment of the full amount of the aggregate Redemption Price for the Series B-2 Preferred Shares to be redeemed on such date ratably to the holders of such shares in proportion to the full amounts to which they are entitled with respect to the redemption of such Series B-2 Preferred Shares until the aggregate Redemption Price for all such Series B-2 Preferred Shares to be redeemed on such date is paid in full (for clarity, no such Series B-2 Preferred Shares shall be considered redeemed until the entirety of such aggregate Redemption Price for all such Series B-2 Preferred Shares to be redeemed on such date is paid in full, at which point all such Series B-2 Preferred Shares shall be considered redeemed);

(vi)	after full payment of the aggregate Redemption Price of Series D Preferred Shares, Series C-4 Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares and Series B-2 Preferred Shares due on such date, the remaining assets and funds which are legally available shall be used to the extent permitted by applicable law towards the payment of the full amount of the aggregate Redemption Price for the Series B-1 Preferred Shares to be redeemed on such date ratably to the holders of such shares in proportion to the full amounts to which they are entitled with respect to the redemption of such Series B-1 Preferred Shares until the aggregate Redemption Price for all such Series B-1 Preferred Shares to be redeemed on such date is paid in full (for clarity, no such Series B-1 Preferred Shares shall be considered redeemed until the entirety of such aggregate Redemption Price for all such Series B-1 Preferred Shares to be redeemed on such date is paid in full, at which point all such Series B-1 Preferred Shares shall be considered redeemed);

(vii)	after full payment of the aggregate Redemption Price of Series D Preferred Shares, Series C-4 Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares, Series B-2 Preferred Shares and Series B-1 Preferred Shares due on such date, the remaining assets and funds which are legally available shall be used to the extent permitted by applicable law towards the payment of the full amount of the aggregate Redemption Price for the Series A Preferred Shares and the Shares held by China Best to be redeemed on such date ratably to the holders of such shares in proportion to the full amounts to which they are entitled with respect to the redemption of such shares until the aggregate Redemption Price for all such shares requested to be redeemed on such date is paid in full (for clarity, no such shares shall be considered redeemed until the entirety of such aggregate Redemption Price for all such shares to be redeemed on such date is paid in full, at which point all of such shares shall be considered redeemed);

(viii)	Redeeming Shares for which the full Redemption Price has not yet been paid shall remain outstanding and entitled to all the rights, preferences and privileges provided in the Memorandum and these Articles or other shareholders agreement entered into among the Company and the Investors, as amended from time to time, and the remainder of such Redeeming Shares for which the full Redemption Price has not yet been paid shall be carried forward and redeemed in the foregoing priority as soon as the Company has legally available funds to do so; and

(ix)	subject to applicable laws, the Company shall execute and deliver to each Redeeming Shareholder a promissory note for the amount of the Redemption Price due but not paid to such Redeeming Shareholder; provided, that such promissory note shall be due and payable no later than six (6) months after the applicable Redemption Date, except that such promissory notes shall in any event provide for a priority of payment consistent with the foregoing priority.

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43.	Notice. A notice of redemption (an “Initiating Redemption Notice”) by any Redeeming Shareholder shall be given by hand, by mail, or by overnight or second day courier (and in any such case shall be deemed given when received or when delivery is refused) to the Company at any time on or after the date falling 30 days before the Redemption Start Date stating the Redeeming Shares held by such Redeeming Shareholder that it requests to be redeemed on the Redemption Date. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each other holder of record of Preferred Shares and China Best (if applicable) stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption, and each such holder and China Best shall be entitled to give a notice to the Company (each, a “Joining Redemption Notice”), in the same manner as described above and at any time prior to the 30th day before the Redemption Date, with respect to the Redeeming Shares held by it that it requests to be redeemed on the Redemption Date. If on the Redemption Date, the number of Redeeming Shares that may then be legally redeemed by the Company is less than the number of all Redeeming Shares requested to be redeemed pursuant to notices given to the Company in accordance with this Article 43, then (i) the Redeeming Shares shall be redeemed in accordance with the priority set forth in Article 42, and (ii) the remaining Redeeming Shares to be redeemed shall be carried forward and redeemed in accordance with Article 42 as soon as the Company has legally available funds to do so. Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Redeeming Shares requested to be redeemed pursuant to such Initiating Redemption Notice and each such Joining Redemption Notice given pursuant to this Article 43 and shall have paid the full Redemption Price for such Redeeming Shares requested to be redeemed pursuant to this Article 43.

43A.	Surrender of Certificates. Upon the redemption of any Redeeming Share held by a Redeeming Shareholder and the payment in full of the Redemption Price therefor, such Redeeming Shareholder shall surrender his or her certificate or certificates representing such Redeeming Shares (or an affidavit of lost certificate) to the Company in the manner and at the place designated by the Company for that purpose, and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. If the Company fails to redeem any Preferred Shares for which redemption is requested, then during the period from the Redemption Date through the date on which such Redeeming Shares are actually redeemed and the Redemption Price is actually made, in full, such Redeeming Shares shall continue to be outstanding and be entitled to all rights and preferences as set forth in this Memorandums and Articles or other shareholders agreement. After payment in full of the aggregate Redemption Price for Redeeming Shares, all rights of the holders thereof as shareholders of the Company with respect to such Redeeming Shares shall cease and terminate and such Redeeming Shares shall be cancelled.

43B.	Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Redeeming Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

43C.	To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Redeeming Shares required to be made.

MEETINGS AND CONSENTS OF MEMBERS

44.	The directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the Cayman Islands as the directors consider necessary or desirable.

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45.	Upon the written request of members holding ten percent or more of the outstanding voting shares in the Company, the directors shall convene a meeting of members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

46.	The directors shall give not less than seven days’ notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

47.	The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

48.	A meeting of members may be called on short notice:

(a)	if members holding not less than ninety per cent (90%) of the total number of shares entitled to vote on all matters to be considered at the meeting, or ninety per cent (90%) of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a ninety percent (90%) majority of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

49.	The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

50.	A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

51.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

52.	An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

(Name of Company)

I/We _______ being a member of the above Company with ____ shares              HEREBY APPOINT _____ of _____ or failing him ________ of ______ to be my/our proxy to vote for me/us at the meeting of members to be held on the                    day of ____ and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this day of

Member

53.	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

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(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and;

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

54.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

55.	No business shall be transacted at any meeting of members unless a quorum is present. The quorum for a meeting of members shall be such Member(s) present in person or by proxy holding (i) not less than a majority of the votes of the shares or class or series of shares entitled to vote on a resolution of members to be considered at the meeting, (ii) not less than a majority of the voting power of the issued and outstanding Series A Preferred Shares and Series B-1 Preferred Shares, (iii) not less than a majority of the issued and outstanding Series B-2 Preferred Shares, (iv) not less than a majority of the of the voting power of the issued and outstanding Series C Preferred Shares, (v) not less than a majority of the voting power of the issued and outstanding Series C+ Preferred Shares and Series C-4 Preferred Shares, and (vi) not less than a majority of the voting power of the issued and outstanding Series D Preferred Shares.

56.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting, a quorum is not present, those present shall constitute a quorum.

57.	At every meeting of members, the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the members present shall choose someone of their number to be the Chairman. If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual member or representative of a member present shall take the chair.

58.	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

59.	At any meeting of the members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

60.	Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

61.	Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

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62.	The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

63.	Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

64.	An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the Members, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

DIRECTORS

65.	The first directors of the Company shall be appointed by the subscriber to the Memorandum; and thereafter, the directors shall be elected by the members for such term as the members determine.

66.	The Company shall be managed by a Board of Directors consisting of eight (8) directors, which number of directors shall not be changed except pursuant to an amendment to these Articles. Whereby:

(a)	The BVI Companies (so long as any of them continues to hold shares in the Company) shall be entitled to jointly appoint and remove three (3) directors (the “Ordinary Directors”), initially to be WEN Wei and SUN Jianchen; and subject to the provisions of Article 41A above, each of the Ordinary Directors shall have two (2) votes for each of the matters submitted to the Board of Directors; For the avoidance of doubt, in the event there are two (2) Ordinary Directors, then the Wen Wei shall have four (4) votes and the other one (1) Ordinary Director shall have two (2) votes;

(b)	The Series A Investors and Series B-1 Investors (so long as any of them continues to hold shares in the Company) shall be entitled to jointly appoint and remove one (1) director (the “Series A Investor Director”);

(c)	BAI GmbH (so long as it continues to hold shares in the Company) shall be entitled to appoint and remove one (1) director (the “Series B-2 Investor Director”);

(d)	Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, Highland Entrepreneurs’ Fund 9 Limited Partnership (collectively, the “Highland”) (so long as any of them continues to hold shares in the Company) shall be entitled to jointly appoint and remove one (1) director (the “Series C Investor Director”);

(e)	AlphaX Partners Fund I, L.P. holding Series C+ Preferred Shares (so long as it continues to hold shares in the Company) shall be entitled to appoint and remove one (1) director (the “Series C+ Investor Director”),

(f)	effectively from the Closing Date (as defined in the Series D-2 Shares Purchase Agreement), Beijing Z-Park Fund Investment Center (Limited Partner) shall be entitled to appoint and remove one (1) director (the “Series D Investor Director”, together with the Series C+ Investor Director, the Series C Investor Director, the B-2 Investor Director and the Series A Investor Director, the “Investor Directors”, and each an “Investor Director”);

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(f)	PUHUA GROUP LTD (so long as it continues to hold shares in the Company) shall be entitled to appoint and remove one (1) board observer.

The BVI Companies, the Series A Investors, BAI GmbH, the Highland, ALPHAX, and such holders of majority of the then outstanding Series D Preferred Shares may remove a Director appointed by it, with or without cause and appoint a new Director in his or her place by notice in writing to the Company and the other Members.

67.	Any director of the Company may be removed from the Board by the Members of the Company or in the manner specified by the Law and these Articles, but with respect to a director appointed pursuant to Article 66, only upon the vote or written consent of the Members entitled to appoint such director. Any vacancies created by the resignation, removal or death of a director appointed pursuant to Article 66 shall be filled pursuant to Article 66.

68.	A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

69.	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company; and

(c)	the date on which each person named as a director ceased to be a director of the Company.

70.	A copy of the register of directors shall be kept at the registered office of the Company.

71.	With the prior approval or subsequent ratification by an Ordinary Resolution and subject to all other approvals required under the Memorandum or these Articles, the Board may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

72.	A director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

73.	The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Law or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

74.	The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

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75.	Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Law.

76.	Any director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board of Directors or with respect to unanimous written consents.

77.	The continuing directors may act notwithstanding any vacancy in their body.

78.	The directors may by resolution of directors exercise all the powers of the Company subject to all approvals required under the Memorandum to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

79.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

80.	The Directors shall cause to be kept the register of mortgages and charges required by the Law.

81.	The register of mortgages and charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

82.	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the directors may determine to be necessary or desirable; provided, that the Board of Directors (as defined in Article 93 below) shall meet at least every three months.

83.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

84.	A director shall be given not less than seven (7) days’ notice of meetings of directors, but a meeting of directors held without seven (7) days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

85.	A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

86.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than six (6) directors, which directors in each case shall include all Investor Directors. If within two (2) hours from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place, and if at the adjourned meeting there are present within one (1) hour from the time appointed for the meeting in person or by proxy not less than a majority of the votes of the directors entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

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87.	At every meeting of the directors the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting the Vice Chairman of the Board of Directors shall preside. If there is no Vice Chairman of the Board of Directors or if the Vice Chairman of the Board of Directors is not present at the meeting the directors present shall choose someone of their number to be Chairman of the meeting.

88.	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

89.	The directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b)	copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of members; and

(c)	such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

90.	The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

91.	The directors may, by resolution of directors, designate one or more committees. Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

92.	The meetings and proceedings of each committee of directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

93.	The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) (collectively, the “Committees”) at the time determined by the Board of Directors, which directors in each case shall consist of non-employee directors, including all Investor Directors. The Compensation Committee shall be responsible for evaluating and recommending to the Board of Directors for action all matters related to the Company’s annual compensation and/or bonus plan, equity incentive plans (including the ESOP), and other employee-related compensation matters, and will also approve all management compensation levels and arrangements. The Audit Committee shall be responsible for internal audits, approving the scope of the Company’s annual audit and the nomination of auditors for the Group Companies.

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OFFICERS

94.	The Company may by resolution of Board of Directors, appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a President and one or more Vice Presidents, Secretaries and Financial Controller and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

95.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

96.	The emoluments of all officers shall be fixed by resolution of the Board of Directors, with the prior written approval of the members holding more than fifty percent (50%) of the Preferred Shares; provided, that the Company shall not provide any director’s fee, other remuneration or emolument to directors that are not independent directors. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof, or that are otherwise associated with the performance of their duties.

97.	Subject to compliance with Article 94, the officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

98.	No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

99.	A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted and may vote in respect of any such business at the meeting.

INDEMNIFICATION

100.	Subject to the limitations hereinafter provided and to all applicable laws, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

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(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

101.	The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

102.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

103.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

104.	If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

105.	The Company shall purchase and maintain directors’ and officers’ insurance on commercially reasonable and customary terms approved by the Investor Directors, in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

106.	The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the seal is affixed may be general or specific and may refer to any number of sealing. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

107.	All dividends or distributions declared by the Board of Directors out of funds legally available therefor shall be distributed ratably among all holders of Ordinary Shares and Preferred Shares (on an as-converted basis) as of the record date fixed for determining those entitled to receive such distribution, provided that:

(i)	no dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any of the Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares, Series C+ Preferred Shares, Series C-4 Preferred Shares or the Ordinary Shares unless and until a dividend in like amount is first paid in full on the Series D Preferred Shares (on an as-converted basis);

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(ii)	no dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any of the Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares, Series C+ Preferred Shares or the Ordinary Shares unless and until a dividend in like amount is first paid in full on the Series C-4 Preferred Shares (on an as-converted basis);

(iii)	no dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any of the Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares or the Ordinary Shares unless and until a dividend in like amount is first paid in full on the Series C+ Preferred Shares (on an as-converted basis);

(iv)	no dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any of the Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares or the Ordinary Shares unless and until a dividend in like amount is first paid in full on the Series C Preferred Shares (on an as-converted basis);

(iv)	no dividend, whether in cash, in property or in shares of the capital of the Company shall be paid on any of the Series A Preferred Shares, Series B-1 Preferred Shares or the Ordinary Shares unless and until a dividend in like amount is first paid in full on the Series the Series B-2 Preferred Shares (on an as-converted basis); and

(v)	no dividend, whether in cash, in property or in shares of the capital of the Company shall be paid on any of the Ordinary Shares unless and until a dividend in like amount is first paid in full on the Series A Preferred Share and the Series B-1 Preferred Shares (on an as-converted basis).

Holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.

108.	Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may by a resolution of directors declare and pay dividends in money, shares, or other property. In the event that dividends are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

109.	Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

110.	The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

111.	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

112.	Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for 3 years after having been declared may be forfeited by resolution of the directors for the benefit of the Company.

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113.	No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 per cent of the vote in electing directors.

114.	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

115.	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

116.	A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

117.	The Company shall prepare an audited annual consolidated financial statements and unaudited consolidated monthly and quarterly financial statements, each in English and Chinese, and each in accordance with the PRC generally accepted accounting principles (“PRC GAAP”),the U.S. GAAP or IFRS, which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

118.	The accounts of the Company shall be examined at least annually by an international accounting firm starting from the fiscal year 2012.

119.	Subject to these Articles, the Board may at any time appoint or remove an auditor or auditors of the Company who shall hold office for a period specified by the Board.

120.	The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

121.	The remuneration of the auditors of the Company

(a)	in the case of auditors appointed by the directors, may be fixed by resolution of directors;

(b)	subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

122.	The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)	all the information and explanations required by the auditors have been obtained.

123.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

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124.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

125.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

126.	Any notice, information or written statement to be given by the Company to Members may be served in the case of members holding registered shares in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

127.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered office of the Company.

128.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office of the Company or that it was mailed in such time as to admit to its being delivered to the registered office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

129.	(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b)       Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c)       Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

VOLUNTARY WINDING UP AND DISSOLUTION

130.	Subject to the provisions of the Memorandum, the Company may voluntarily commence to wind up and dissolve by a Special Resolution.

LIQUIDATION PREFERENCE

131.	Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary,

(a)	the holders of the Series D Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series C Preferred Shares, the Series C+ Preferred Shares, the Series C-4 Preferred Shares and the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per share equal to one hundred percent (100%) of the applicable Series D Preferred Share Issue Price per share, together with any dividends declared but unpaid thereon (collectively, the “Series D Preferred Share Preference Amount”);

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(b)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares has been paid, the holders of the Series C-4 Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares, Series C+ Preferred Shares and the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per share equal to one hundred percent (100%) of the Series C-4 Preferred Share Issue Price, plus all declared but unpaid dividends thereon (collectively, the “Series C-4 Preferred Share Preference Amount”);

(c)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares and the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares has been paid, the holders of the Series C+ Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares and the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per share equal to one hundred percent (100%) of the Series C+ Preferred Share Issue Price, plus all declared but unpaid dividends thereon (collectively, the “Series C+ Preferred Share Preference Amount”);

(d)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares, the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares, and the full Series C+ Preferred Share Preference Amount on all outstanding Series C+ Preferred Shares has been paid, the holders of the Series C Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per share equal to one hundred percent (100%) of the Series C Preferred Share Issue Price, plus all declared but unpaid dividends thereon (collectively, the “Series C Preferred Share Preference Amount”);

(e)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares, the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares, the full Series C+ Preferred Share Preference Amount on all outstanding Series C+ Preferred Shares, and the full Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares has been paid, the holders of Series B-2 Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, Series B-1 Preferred Shares and Ordinary Shares or any other class or series of shares then outstanding, and amount per share equal to one hundred percent (100%) of the Series B-2 Preferred Share Issue Price for each Series B-2 Preferred Share, plus all declared but unpaid dividends thereon (collectively, the “Series B-2 Preferred Share Preference Amount”);

(f)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares, the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares, the full Series C+ Preferred Share Preference Amount on all outstanding Series C+ Preferred Shares, the full Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares, and the full Series B-2 Preferred Share Preference Amount on all outstanding Series B-2 Preferred Shares has been paid, the holders of B-1 Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares and Ordinary Shares or any other class or series of shares then outstanding, and amount per share equal to one hundred (100%) of the Series B-1 Preferred Share Issue Price for each B-1 Preferred Share, plus all declared but unpaid dividends thereon (collectively, the “Series B-1 Preferred Share Preference Amount”);

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(g)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares, the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares, the full Series C+ Preferred Share Preference Amount on all outstanding Series C+ Preferred Shares, the full Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares, the full Series B-2 Preferred Share Preference Amount on all outstanding Series B-2 Preferred shares, and the full Series B-1 Preferred Share Preference Amount on all outstanding Series B-1 Preferred Shares has been paid, the holders of the Series A Preferred Shares and China Best shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares(other than China Best) or any other class or series of shares then outstanding, an amount per share equal to one hundred percent (100%) of the Series A Preferred Share Issue Price for each Series A Preferred Share or Ordinary Share held by China Best, plus all declared but unpaid dividends thereon (collectively, the “Series A Preferred Share Preference Amount”, together with the Series D Preferred Share Preference Amount, Series C+ Preferred Share Preference Amount, the Series C- Preferred Share Preference Amount, the Series B-2 Preferred Share Preference Amount and the Series B-1 Preferred Share Preference Amount, the “Preferred Share Preference Amount”);

(h)	after the full Preferred Share Preference Amount on all outstanding Preferred Shares and Shares held by China Best has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares.

If the Company has insufficient assets to permit payment of the Preferred Share Preference Amount in full to all holders of Preferred Shares and China Best, then

(a)	the assets of the Company shall be firstly distributed ratably to the holders of the Series D Preferred Shares in proportion to the full Series D Preferred Share Preference Amount each such holder of Series D Preferred Shares would otherwise be entitled to receive under this Article 131;

(b)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares has been paid, then the remaining assets of the Company shall be distributed ratably to the holders of the Series C-4 Preferred Shares in proportion to the full Series C-4 Preferred Share Preference Amount each such holder of Series C-4 Preferred Shares would otherwise be entitled to receive under this Article 131;

(c)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares and the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares has been paid, then the remaining assets of the Company shall be distributed ratably to the holders of the Series C+ Preferred Shares in proportion to the full Series C+ Preferred Share Preference Amount each such holder of Series C+ Preferred Shares would otherwise be entitled to receive under this Article 131;

(d)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares, the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares and the full Series C+ Preferred Share Preference Amount on all outstanding Series C+ Preferred Shares has been paid, then the remaining assets of the Company shall be distributed ratably to the holders of the Series C Preferred Shares in proportion to the full Series C Preferred Share Preference Amount each such holder of Series C Preferred Shares would otherwise be entitled to receive under this Article 131;

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(e)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares, the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares, the full Series C+ Preferred Share Preference Amount on all outstanding Series C+ Preferred Shares and the full Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares has been paid, then the remaining assets of the Company shall be distributed ratably to the holders of the Series B-2 Preferred Shares in proportion to the full Series B-2 Preferred Share Preference Amount each such holder of Series B-2 Preferred Shares would otherwise be entitled to receive under this Article 131;

(f)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares, the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares, the full Series C+ Preferred Share Preference Amount on all outstanding Series C+ Preferred Shares, the full Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares and the full Series B-2 Preferred Share Preference Amount on all outstanding Series B-2 Preferred Shares has been paid, then the remaining assets of the Company shall be distributed ratably to the holders of the Series B-1 Preferred Shares in proportion to the full Series B-1 Preferred Share Preference Amount each such holder of Series B-1 Preferred Shares would otherwise be entitled to receive under this Article 131;

(g)	after the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares, the full Series C-4 Preferred Share Preference Amount on all outstanding Series C-4 Preferred Shares, the full Series C+ Preferred Share Preference Amount on all outstanding Series C+ Preferred Shares, the full Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares, the full Series B-2 Preferred Share Preference Amount on all outstanding Series B-2 Preferred Shares, and the full Series B-1 Preferred Share Preference Amount on all outstanding Series B-1 Preferred Shares has been paid, then the remaining assets of the Company shall be distributed ratably to the holders of the Series A Preferred Shares and China Best in proportion to the full Series A Preferred Share Preference Amount each such holder of Series A Preferred Shares and China Best would otherwise be entitled to receive under this Article 131.

Unless otherwise agreed in writing to by(v) the holders of the shares carrying more than a majority of the voting power of the then outstanding Series D Preferred Shares, (w) the holders of the shares carrying more than two-thirds of the voting power of the then outstanding Series C+ Preferred Shares and Series C-4 Preferred Shares,(x) the holders of the shares carrying more than two-thirds of the voting power of the then outstanding Series C Preferred Shares, (y) the holders of more than a majority of the then outstanding Series B-2 Preferred Shares, and (z) the holders of the shares carrying more than a majority of the voting power of the then outstanding Series B-1 Preferred Shares and Series A Preferred Shares(each voting as separate classes):(i) any sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, (ii) any sale, transfer or other disposition of a majority of the issued and outstanding share capital of the Company or a majority of the voting power of the Company; or (iii) a merger, consolidation or other business combination of the Company with or into any other business entity in which the shareholders of the Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity (each a “Liquidation Event”), shall be deemed a liquidation, dissolution or winding up of the Company, such that the provision of the first paragraph of Article 131 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Article 131 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 131 have been complied with, or (ii) cancel such transaction.

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Notwithstanding any other provision of this Article 131, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which directors in each case shall include all Investor Directors. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. The holders of more than fifty percent (50%) of the Preferred Shares, shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 131, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

CONTINUATION

132.	The Company may by an Ordinary Resolution or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

133.	The Company may from time to time, by Special Resolution, change the name of the Company, alter or add to the Memorandum or these Articles.

MERGERS AND CONSOLIDATIONS

134.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Law) upon such terms as the Directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.

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